Filed Pursuant to Rule 433

Registration Statement No. 333-256888

Dated: June 7, 2023

Pricing Term Sheet

National Grid plc

U.S.$700,000,000 5.602% Notes due 2028

Pricing Term Sheet

Issuer:	National Grid plc
Type:	SEC-registered
Ratings*:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Size:	$700,000,000
Maturity:	June 12, 2028
Coupon:	5.602%
Price:	100% of face amount
Yield to maturity:	5.602%
Spread to Benchmark Treasury:	+167 bps
Benchmark Treasury:	UST 3.625% due May 31, 2028
Benchmark Treasury Price and Yield:	98-20, 3.932%
Day Count:	30/360
Day Count Convention:	Following, unadjusted
Interest Payment Dates:	June 12 and December 12, commencing December 12, 2023
Record Dates:	The 15th calendar day preceding each interest payment date, whether or not such day is a business day
Optional redemption:

Prior to May 12, 2028 (the date that is 1 month prior to the Maturity Date) callable at any time at redemption price equal to the greater of (i) 100% of the principal amount and (ii) discount rate equal to the Treasury Rate plus 25 basis points

On or after May 12, 2028, callable at par

Tax Redemption:	100%
Restructuring Put:	101%
Settlement**:	T+3; June 12, 2023
Underwriting Discount:	0.35%
Net Proceeds to Issuer (after underwriting discount but before expenses):	$697,550,000
CUSIP:	636274 AD4

ISIN:	US636274AD47
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Bookrunners:	BofA Securities, Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC
Co-managers:	Barclays, BNP PARIBAS, Credit Suisse, Morgan Stanley, MUFG, NatWest Markets, SMBC Nikko and TD Securities

*) A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**) The issuer expects that delivery of the Notes will be made to investors on or about June 12, 2023 (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to two business days before the delivery of the Notes hereunder may be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from BofA Securities, Inc. by calling toll free 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, Mizuho Securities USA LLC at 1-866-271-7403 or Wells Fargo Securities, LLC at 1-800-645-3751.

National Grid plc

U.S.$800,000,000 5.809% Notes due 2033

Pricing Term Sheet

Issuer:	National Grid plc
Type:	SEC-registered
Ratings*:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Size:	$800,000,000
Maturity:	June 12, 2033
Coupon:	5.809%
Price:	100% of face amount
Yield to maturity:	5.809%
Spread to Benchmark Treasury:	+202 bps
Benchmark Treasury:	UST 3.375% due May 15, 2033
Benchmark Treasury Price and Yield:	96-19, 3.789%
Day Count:	30/360
Day Count Convention:	Following, unadjusted
Interest Payment Dates:	June 12 and December 12, commencing December 12, 2023
Record Dates:	The 15th calendar day preceding each interest payment date, whether or not such day is a business day
Optional redemption:

Prior to March 12, 2033 (the date that is 3 months prior to the Maturity Date) callable at any time at redemption price equal to the greater of (i) 100% of the principal amount and (ii) discount rate equal to the Treasury Rate plus 30 basis points

On or after March 12, 2033, callable at par

Tax Redemption:	100%
Restructuring Put:	101%
Settlement**:	T+3; June 12, 2023
Underwriting Discount:	0.45%
Net Proceeds to Issuer (after underwriting discount but before expenses):	$796,400,000
CUSIP:	636274 AE2
ISIN:	US636274AE20
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Bookrunners:	BofA Securities, Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC
Co-managers:	Barclays, BNP PARIBAS, Credit Suisse, Morgan Stanley, MUFG, NatWest Markets, SMBC Nikko and TD Securities

*) A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**) The issuer expects that delivery of the Notes will be made to investors on or about June 12, 2023 (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to two business days before the delivery of the Notes hereunder may be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the base prospectus as supplemented by the preliminary prospectus supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the base prospectus and the preliminary prospectus supplement from BofA Securities, Inc. by calling toll free 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, Mizuho Securities USA LLC at 1-866-271-7403 or Wells Fargo Securities, LLC at 1-800-645-3751.